ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.20

New Albany, Ohio, August 22, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited second quarter results which reflected net income of $11.4 million and net income per diluted share of $0.14 for the thirteen weeks ended August 3, 2013, compared to net income of $17.1 million and net income per diluted share of $0.20 for the thirteen weeks ended July 28, 2012. Net income per diluted share for the thirteen weeks ended August 3, 2013 includes $0.02 in charges related to the implementation of the on-going profit improvement initiative.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"The second quarter was more difficult than expected due to weaker traffic and continued softness in the female business, consistent with what others have reported. In that context we are planning sales, inventory and expenses conservatively for the remainder of the year.

Despite the challenging environment, we are very pleased by strong growth in our direct-to-consumer business and continued strong growth in China. We have also made excellent progress on our profit improvement initiative during the quarter, and we now expect savings from this initiative to exceed $100 million annually. In addition, we are nearing completion of our long-term strategic review, and we are confident that this will provide us with a clear roadmap for sustainable growth in sales, profitability and return on invested capital."

Second Quarter Summary

Net sales for the thirteen weeks ended August 3, 2013 decreased 1% to $945.7 million from $951.4 million for the thirteen weeks ended July 28, 2012. Including direct-to-consumer, total U.S. sales decreased 8% to $597.3 million. Including direct-to-consumer, total international sales increased 15% to $348.4 million. Total Company direct-to-consumer sales, including shipping and handling, increased 21% to $154.3 million.

Total comparable sales for the quarter, including direct-to-consumer sales, decreased 10% with comparable U.S. sales decreasing 11% and comparable international sales decreasing 7%. Within the quarter, comparable sales were weakest in July.

By brand, including direct-to-consumer, comparable sales decreased 6% for Abercrombie & Fitch, decreased 3% for abercrombie kids, and decreased 13% for Hollister Co. Total sales by brand were $356.6 million for Abercrombie & Fitch, $76.0 million for abercrombie kids and $488.5 million for Hollister Co.

Due to the 53rd week in Fiscal 2012, second quarter comparable sales are compared to the thirteen week period ended August 4, 2012. The thirteen week period ended August 4, 2012 included approximately $44 million of additional sales versus the reported thirteen-week period ended July 28, 2012.

The gross profit rate for the second quarter was 63.9%, 160 basis points higher than last year's second quarter gross profit rate.

Stores and distribution expense for the second quarter was $471.7 million or 49.9% of net sales, up from $458.1 million or 48.1% of net sales last year. As a percentage of sales, expense savings in store payroll, store management and support and other stores and distribution expense were more than offset by the deleveraging effect of negative comparable sales and higher direct-to-consumer expense.

Marketing, general and administrative expense for the second quarter was $117.6 million, a 6% increase compared to $111.3 million last year. The increase in marketing, general and administrative expense was primarily driven by increases in consulting and other services, including $2.6 million in charges related to the implementation of the profit improvement initiative.

The effective tax rate for the second quarter was 34.7% compared to 27.3% last year.

During the second quarter of Fiscal 2013, the Company repurchased approximately 2.0 million shares of its common stock at an aggregate cost of approximately $99.5 million.

The Company ended the second quarter with approximately $335.0 million in cash and cash equivalents, and borrowings under the Term Loan Agreement of $142.5 million, compared to $312.2 million in cash and cash equivalents, $20.1 million in marketable securities, and $75.0 million in borrowings last year.

During the quarter, the Company opened four international Hollister chain stores, including two stores in China. Additionally, the Company opened a combined Abercrombie & Fitch and abercrombie kids outlet store in each of the U.K. and U.S.

Other Developments

On August 20, 2013, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 17, 2013 to shareholders of record at the close of business on September 3, 2013.

Outlook

Based on an assumption that third quarter comparable sales will be down slightly more than second quarter, the Company projects third quarter diluted earnings per share in the range of $0.40 to $0.45. The Company is not providing guidance beyond the third quarter due to a lack of visibility given recent traffic trends. The guidance does not include the impact of potential impairment and store closure charges or additional charges related to the implementation of the Company's profit improvement initiative.

The Company continues to anticipate opening an Abercrombie & Fitch flagship store in Seoul, as well as approximately 20 international Hollister chain stores throughout the year. In addition, the Company will open a small number of international and U.S. outlet stores during the year. The Company continues to expect to close approximately 40-50 stores in the U.S. during 2013 through natural lease expirations. The planned opening of an Abercrombie & Fitch flagship store in Shanghai is now expected in the spring of 2014.

Based on current new store plans and other planned expenditures, the Company continues to expect total capital expenditures for Fiscal 2013 to be approximately $200 million, predominately related to new stores and investments in IT initiatives.

An investor presentation of second quarter results will be available in the “Investors” section of the Company's website at www.abercrombie.com at approximately 7:30 AM, Eastern Time, today.

At the end of the second quarter, the Company operated a total of 1,057 stores. The Company operated 265 Abercrombie & Fitch stores, 144 abercrombie kids stores, 478 Hollister Co. stores and 20 Gilly Hicks stores in the United States. The Company operated 20 Abercrombie & Fitch stores, six abercrombie kids stores, 116 Hollister Co. stores and eight Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:00 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 675-4756 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4817. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1536564 or through www.abercrombie.com.

Investor Contact:
ICR, Inc.
(203) 682-8275
Investor_relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2013 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; our growth strategy relies significantly on international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; in a number of our European stores, associates are represented by workers' councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured Amended and Restated Credit Agreement and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and our inability to implement our profit improvement plan across all work-streams could have a negative impact on our financial results.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Thirteen Weeks Ended August 3, 2013 and July 28, 2012
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2013	% of Net Sales	2012	% of Net Sales
			(Restated) (1)
Net Sales	$945,698	100.0%	$951,407	100.0%

Cost of Goods Sold	341,576	36.1%	358,956	37.7%

Gross Profit	604,122	63.9%	592,451	62.3%

Total Stores and Distribution Expense	471,722	49.9%	458,085	48.1%

Total Marketing, General and Administrative Expense	117,646	12.4%	111,293	11.7%

Other Operating Income, Net	(4,411)	(0.5)%	(1,933)	(0.2)%

Operating Income	19,165	2.0%	25,006	2.6%

Interest Expense, Net	1,750	0.2%	1,546	0.2%

Income Before Taxes	17,415	1.8%	23,460	2.5%

Tax Expense	6,045	0.6%	6,409	0.7%

Net Income	$11,370	1.2%	$17,051	1.8%

Net Income Per Share:
Basic	$0.15		$0.21
Diluted	$0.14		$0.20

Weighted-Average Shares Outstanding:
Basic	77,382		82,555
Diluted	79,267		83,441

(1) Reported results for the second quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Twenty-Six Weeks Ended August 3, 2013 and July 28, 2012
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2013	% of Net Sales	2012	% of Net Sales
			(Restated) (1)
Net Sales	$1,784,467	100.0%	$1,872,625	100.0%

Cost of Goods Sold	627,178	35.1%	739,082	39.5%

Gross Profit	1,157,289	64.9%	1,133,543	60.5%

Total Stores and Distribution Expense	920,848	51.6%	913,817	48.8%

Total Marketing, General and Administrative Expense	236,425	13.2%	228,182	12.2%

Other Operating Income, Net	(5,228)	(0.3)%	(4,519)	(0.2)%

Operating Income (Loss)	5,244	0.3%	(3,937)	(0.2)%

Interest Expense, Net	3,378	0.2%	2,636	0.1%

Income (Loss) Before Taxes	1,866	0.1%	(6,573)	(0.4)%

Tax Benefit	(2,301)	(0.1)%	(2,319)	(0.1)%

Net Income (Loss)	$4,167	0.2%	$(4,254)	(0.2)%

Net Income (Loss) Per Share:
Basic	$0.05		$(0.05)
Diluted	$0.05		$(0.05)

Weighted-Average Shares Outstanding:
Basic	77,853		83,574
Diluted	79,709		83,574

(1) Reported results for the year-to-date period of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	(Unaudited)		(Unaudited)
ASSETS	August 3, 2013	February 2, 2013	July 28, 2012
			(Restated) (1)
Current Assets
Cash and Equivalents	$335,023	$643,505	$312,153
Marketable Securities	—	—	20,110
Receivables	92,886	99,622	95,267
Inventories	633,483	426,962	694,200
Deferred Income Taxes	47,057	32,558	59,414
Other Current Assets	107,621	105,177	91,205

Total Current Assets	1,216,070	1,307,824	1,272,349

Property and Equipment, Net	1,252,841	1,308,232	1,280,239

Other Assets	373,932	371,345	362,338

TOTAL ASSETS	$2,842,843	$2,987,401	$2,914,926

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$195,728	140,396	186,447
Accrued Expenses	291,772	398,868	353,853
Deferred Lease Credits	36,994	39,054	39,996
Income Taxes Payable	39,733	112,483	32,284
Short-Term Portion of Borrowings	15,000	—	75,000

Total Current Liabilities	579,227	690,801	687,580

Long-Term Liabilities
Deferred Lease Credits	157,956	168,397	176,875
Long-Term Portion of Borrowings	127,500	—	—
Leasehold Financing Obligations	61,126	63,942	62,827
Other Liabilities	233,369	245,993	246,120

Total Long-Term Liabilities	579,951	478,332	485,822

Total Shareholders' Equity	1,683,665	1,818,268	1,741,524

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,842,843	$2,987,401	$2,914,926

(1) Reported results for the second quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen Week Period Ended August 3, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

May 4, 2013	264	144	481	20	909

New (1)	1	1	—	—	2

Closed	—	(1)	(3)	—	(4)

August 3, 2013	265	144	478	20	907

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen Week Period Ended August 3, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

May 4, 2013	19	5	112	8	144

New (1)	1	1	4	—	6

Closed	—	—	—	—	—

August 3, 2013	20	6	116	8	150

(1) Includes the impact of opening one multi-branded outlet in the U.S. and one in the U.K. Outlets are treated as a new store for each brand.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Twenty-Six Week Period Ended August 3, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	266	144	482	20	912

New (1)	1	1	—	—	2

Closed	(2)	(1)	(4)	—	(7)

August 3, 2013	265	144	478	20	907

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Twenty-Six Week Period Ended August 3, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	19	6	107	7	139

New (1)	1	1	9	1	12

Closed	—	(1)	—	—	(1)

August 3, 2013	20	6	116	8	150

(1) Includes the impact of opening one multi-branded outlet in the U.S. and two in the U.K. Outlets are treated as a new store for each brand.